Exhibit 99.(d)(xi)

EXECUTION VERSION

LIMITED GUARANTY

This Limited Guaranty (this “Limited Guaranty”), by WCAS XIV, L.P., a Delaware limited partnership (the “Guarantor”), is made in favor of Select Medical Holdings Corporation, a Delaware corporation (the “Company” or the “Guaranteed Party”), as of March 2, 2026. Reference is hereby made to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) dated on or about the date hereof, by and among the Company, Stallion Intermediate Corporation, a Delaware corporation (“Parent”), and Stallion Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company as the surviving company. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (to the extent such terms are defined therein).

1.             GUARANTY. To induce the Guaranteed Party to enter into the Merger Agreement, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, on the terms, limitations and conditions set forth herein, the due and punctual payment of the Parent Termination Fee and the Additional Obligations if, as and when those obligations become payable under the Merger Agreement up to an aggregate amount not to exceed the Cap (as defined below) (the “Guaranteed Obligations”). All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

Notwithstanding anything to the contrary in this Limited Guaranty, the Merger Agreement or any of the other Transaction Documents (as defined below) or otherwise, the Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay any amount to the Guaranteed Party or any other Person under, in respect of, or in connection with this Limited Guaranty in excess of $143,009,627 (the “Cap”). The parties hereto agree that this Limited Guaranty may not be enforced against the Guarantor without giving effect to the Cap (and to the provisions of Sections 7 and 8 hereof).

If Parent fails to discharge any of the Guaranteed Obligations when due, upon the Guaranteed Party’s demand the Guarantor’s liability to the Guaranteed Party hereunder in respect of such Guaranteed Obligations (up to the Cap) shall become immediately due and payable, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent has failed to discharge such Guaranteed Obligations, take any and all actions available hereunder to collect the Guarantor’s liabilities hereunder in respect of such Guaranteed Obligations, subject to the Cap.

In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for unsatisfied amounts of the Guaranteed Obligations (subject to the Cap), regardless of whether any such action is brought against Parent or whether Parent is joined in any such action or actions; provided, however, that in the event that multiple actions are brought, the aggregate recovery in respect of all such actions shall not exceed the Cap.

2.             NATURE OF GUARANTY. The liability of the Guarantor hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent in accordance with the terms of the Merger Agreement. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder (subject to the Cap). This Limited Guaranty is a guarantee of payment and not of collection.

3.             CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any Guaranteed Obligation, and may also enter into any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty.

Subject to termination of this Limited Guaranty as provided herein, the Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or the Guarantor; (b) any change in the time, place or manner of payment of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof; (c) any change in the legal existence, structure or ownership of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (d) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations; or (e) the adequacy or potential adequacy of any alternative means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations.

The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligation incurred and all other notices of any kind (other than notices to Parent pursuant to the Merger Agreement or hereunder pursuant to the terms of this Limited Guaranty), all defenses which may be available by virtue of any stay, moratorium or other similar Law now or hereafter in effect or any right to require the marshaling of assets of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Merger and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Parent that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights in each case unless and until the Guaranteed Obligations (which shall be subject to the Cap) shall have been indefeasibly paid in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full of the Guaranteed Obligations (which shall be subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to payment of the Guaranteed Obligations until paid in full (subject to the Cap).

Notwithstanding anything to the contrary contained in this Limited Guaranty or otherwise, the Guaranteed Party hereby agrees that, in addition to any defenses of the Guarantor under this Limited Guaranty, the Guarantor shall have all defenses to the payment of its obligations under this Limited Guaranty (which in any event shall be subject to the Cap) that would be available to Parent or any assignee in respect of the Merger Agreement with respect to the Guaranteed Obligations (other than defenses arising from the insolvency, bankruptcy or similar proceeding with respect to Parent), as well as any defenses in respect of any fraud or willful misconduct on the part of the Guaranteed Party or any of its Affiliates.

Notwithstanding anything to the contrary contained in this Limited Guaranty, any payment made by or on behalf of Parent to the Guaranteed Party with respect to the Guaranteed Obligations shall reduce the total obligations of the Guarantor under this Limited Guaranty.

4.             REPRESENTATIONS AND WARRANTIES.

The Guarantor hereby represents and warrants to the Guaranteed Party that, as of the date hereof:

(a)           it is a validly existing entity in good standing under its jurisdiction of organization; it has the requisite limited partnership power and authority to execute, deliver and perform this Limited Guaranty; and the execution, delivery and performance of this Limited Guaranty by the Guarantor (i) has been duly authorized by all necessary action on behalf of the Guarantor and (ii) does not and will not conflict with or result in any violation of or contravene any provision of the Guarantor’s partnership agreement, operating agreement or similar organizational documents or any applicable Law, decree, order, judgment or material contract binding on the Guarantor or any of its property or assets;

(b)           all consents, approvals, or authorizations of, and all filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with by the Guarantor, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty by the Guarantor;

(c)           assuming the due execution and delivery of the Merger Agreement by all parties thereto (other than Parent) and of this Limited Guaranty by the Guaranteed Party, this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception; and

(d)           the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guaranty (whether via capital commitments or available unrestricted funds) shall be available to the Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 7 hereof, in each case subject to the Cap.

The Guaranteed Party hereby represents and warrants that:

(a)           it is a validly existing entity in good standing under its jurisdiction of organization; it has all the requisite corporate, partnership, limited liability company or other applicable power and authority to execute, deliver and perform this Limited Guaranty, and the execution, delivery and performance of this Limited Guaranty (i) has been duly authorized by all necessary action on behalf of the Guaranteed Party and (ii) does not and will not conflict with or result in any violation of or contravene any provision of the Guaranteed Party’s organizational documents or any applicable Law, decree, order, judgment, material contract binding on such Guaranteed Party or any of its property or assets;

(b)           all consents, approvals or authorizations of, and all filings with and notifications, to any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guaranty by the Guaranteed Party have been obtained or made and all conditions thereof have been duly complied with by the Guaranteed Party, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty by the Guaranteed Party; and

(c)           assuming the due execution and delivery of the Merger Agreement by all parties thereto (other than the Guaranteed Party) and of this Limited Guaranty by the Guarantor, this Limited Guaranty constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against such Guaranteed Party in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception.

5.             NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign, transfer or delegate its rights, interests or obligations under or in connection with this Limited Guaranty, in whole or in part, to any other Person (except by operation of applicable Law) without the prior written consent of the Guaranteed Party (in the case of an assignment, transfer or delegation by the Guarantor) or the Guarantor (in the case of an assignment, transfer or delegation by the Guaranteed Party) and any purported assignment, transfer or delegation without such consent shall be null and void ab initio; provided, however, that the Guarantor may assign, transfer or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to one or more of its Affiliates, one or more investment funds sponsored or managed by the Guarantor or one or more of its Affiliates, or any other Person to which it has allocated all or a portion of its investment commitment to Parent pursuant to the Equity Commitment Letter (as defined below); provided, further, that no such assignment, transfer or delegation shall relieve the Guarantor of any of its obligations hereunder.

6.             NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Limited Guaranty shall be in writing and shall be deemed to have been duly given and effective when personally delivered, one day after deposit with Federal Express or similar overnight courier service, upon transmission by electronic mail if successfully transmitted during normal business hours and, if not, the next Business Day after successful transmission or three days after being mailed by first class mail, return receipt requested. Notices, demands and communications to the Guarantor and the Guaranteed Party shall, unless another address is specified in writing, be sent to the addresses indicated below:

if to the Guarantor, to:

c/o Welsh, Carson, Anderson & Stowe

599 Lexington Avenue, Suite 1800

New York, New York 10022
Attention: Ting Gu
Email: tgu@wcas.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas

New York, New York 10036
Attention: Scott Abramowitz; Craig E. Marcus

Email: scott.abramowitz@ropesgray.com;

craig.marcus@ropesgray.com

and if to the Guaranteed Party, as provided in the Merger Agreement (or, in each case, to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above).

7.             CONTINUING GUARANTY. Unless terminated pursuant to this Section 7, this Limited Guaranty may not be revoked or terminated and shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full (subject to the Cap). Notwithstanding the foregoing, or anything express or implied in this Limited Guaranty or otherwise, this Limited Guaranty shall terminate automatically and immediately without the giving of notice and the Guarantor shall have no further obligations under or in connection with this Limited Guaranty and the Guaranteed Obligations hereof as of the earliest to occur of: (a) the Closing, if the Closing occurs; (b) the date that the Guaranteed Obligations in an amount equal to the Cap have been paid in full; (c) the termination of the Merger Agreement in accordance with its terms under any circumstance in which Parent would not be obligated to pay the Parent Termination Fee; and (d) the three (3)-month anniversary of any termination of the Merger Agreement in accordance with its terms under any circumstance in which Parent would be obligated to pay the Parent Termination Fee (unless, in the case of this clause (d), the Guaranteed Party shall have commenced litigation against the Guarantor under and pursuant to this Limited Guaranty prior to end of such three (3)-month period, in which case this Limited Guaranty shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof).

Notwithstanding the foregoing, or anything express or implied in this Limited Guaranty or otherwise, in the event that the Guaranteed Party or any of its Affiliates (other than the Rollover Holders) asserts in any litigation or other proceeding any of the following: (i) that the provisions of Section 1 hereof limiting the Guarantor’s aggregate liability or the provisions of this Section 7 or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, (ii) that the Guarantor is liable in respect of the Guaranteed Obligations in excess of or to a greater extent than the Cap, or (iii) any theory of liability (whether at law or in equity whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party with respect to this Limited Guaranty, the equity commitment letter by and between the Guarantor and Parent, dated as of the date hereof (the “Equity Commitment Letter”), the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty, the Equity Commitment Letter, the Merger Agreement or any of the transactions contemplated hereby or thereby, in each case, other than Retained Claims (as defined in Section 8 hereof) asserted by the Guaranteed Party against the Non-Recourse Parties against which such Retained Claims may be asserted pursuant to Section 8, then: (x) the obligations of the Guarantor under or in connection with this Limited Guaranty shall terminate and be null and void ab initio; (y) if the Guarantor has previously made any payments under or in connection with this Limited Guaranty, it shall be entitled to recover and retain such payments; and (z) neither the Guarantor nor any other Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with this Limited Guaranty, the Equity Commitment Letter, the Merger Agreement, or any other agreement or instrument delivered in connection with this Limited Guaranty, the Merger Agreement or the transactions contemplated hereby or thereby.

8.             NO RECOURSE. The Guaranteed Party acknowledges the separate corporate existence of Parent. The Guaranteed Party acknowledges and agrees that the sole asset of Parent is cash in a de minimis amount and its rights under the Merger Agreement and the Equity Commitment Letter and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs pursuant to the Merger Agreement. Notwithstanding anything that may be expressed or implied in this Limited Guaranty, the Merger Agreement, the Equity Commitment Letter, the Confidentiality Agreement or in any other agreement or instrument delivered under any of the foregoing or contemplated by any of the foregoing (collectively, the “Transaction Documents”) or statement made, information provided or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Documents or the negotiation, execution, performance or breach of any Transaction Document (this Limited Guaranty, the other Transaction Documents and such statements, information, actions, transactions, negotiations, breaches and other matters collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its direct or indirect holders of equity interests or Affiliates, and notwithstanding the fact that the Guarantor is a partnership, by its acceptance of the benefits of this Limited Guaranty, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself, its Affiliates, and any Persons claiming by, through or on behalf of any of them, that:

(a)            no Non-Recourse Party has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) Parent’s obligation to pay the Parent Termination Fee and the Additional Obligations pursuant to Section 9.5 of the Merger Agreement, and, without duplication, the Guarantor’s obligation to guarantee such payment pursuant to the terms of this Limited Guaranty (subject to the Cap) and to otherwise comply with the terms of this Limited Guaranty, (ii) without duplication of the obligations referenced in clause (i) above, the other obligations of Parent to perform its obligations under the Merger Agreement, on the terms and subject to the conditions thereof including any limitations of remedies under the Merger Agreement, (iii) the Guarantor’s obligation to Parent to specifically perform its agreement to make an equity contribution to Parent pursuant to the Equity Commitment Letter on the terms and subject to the conditions thereof and (iv) the obligations of the Guarantor under, and pursuant to the terms of, the Confidentiality Agreement (the specific claims described in clauses (i) through (iv) in each case against the Person or Persons specified in such clause being referred to herein, collectively, as the “Retained Claims”);

(b)           no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through Parent or any other Person interested in the transactions contemplated by any Transaction Document or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party, its Affiliates, Parent or any other Person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except, in each case, for Retained Claims; and

(c)           neither of the Guaranteed Party nor its Affiliates has relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with or in any manner related to a Transaction-Related Matter, other than those made by (i) the Guarantor in this Limited Guaranty and the Equity Commitment Letter, (ii) the parties to the Rollover Agreements in such agreements and (iii) Parent in the Transaction Documents.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, its Affiliates, and any Persons claiming by, through or on behalf of any of them, against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter.

To the fullest extent permitted by applicable Law, the Guaranteed Party, on behalf of itself, its Affiliates, and any Persons claiming by, through or on behalf of any of them, hereby releases, remises and forever discharges all claims (other than Retained Claims) that the Guaranteed Party, its direct and indirect holders of equity interests or any of its Affiliates, or any Persons claiming by, through or on behalf of any of them, has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter.

The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause Affiliates not to, institute any litigation, action, suit or other proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Other than the Non-Recourse Parties, no Person other than the Guarantor and the Guaranteed Party shall have any rights or remedies under, in connection with or in any manner related to this Limited Guaranty or the transactions contemplated hereby.

As used herein, the term “Non-Recourse Parties” means the Guarantor and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of the Guarantor (including, but not limited to, Parent) and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of any of the foregoing, and any and all former, current or future direct or indirect heirs, executors, administrators, trustees, representatives, successors, assigns or agents of any of the foregoing.

9.             THIRD PARTY BENEFICIARIES. This Limited Guaranty shall be binding upon, inure solely to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Limited Guaranty, and nothing express or implied in this Limited Guaranty is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guaranty, the parties hereto intend that all Non-Recourse Parties other than the Guarantor shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Section 9, and all interpretative provisions required to give effect hereto, who may rely on and enforce the provisions of this Limited Guaranty that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

10.           CONFIDENTIALITY. This Limited Guaranty shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Transaction. This Limited Guaranty may not be used, circulated, delivered, quoted or otherwise referred to in any document (other than the Merger Agreement and the Equity Commitment Letter, and any Debt Financing documentation) by the Guaranteed Party or any of its Affiliates except with the prior written consent of the Guarantor; provided, that no such written consent is required for any disclosure of this Limited Guaranty to (a) the extent required by applicable Law (or the rules of any stock exchange or self-regulatory organization) or in connection with the enforcement of rights under this Limited Guaranty, the Merger Agreement or the transactions contemplated hereby and thereby or (b) representatives of Guarantor or the Guaranteed Party who need to know of the existence of this Limited Guaranty in connection with the transactions contemplated hereby so long as such representatives agree to keep such information confidential on terms substantially identical to the terms contained in this Section 10.

11.           AMENDMENTS AND WAIVERS. No amendment, modification or waiver of any provision of this Limited Guaranty will be enforceable unless approved in writing by the Guarantor and the Guaranteed Party.

12.           COUNTERPARTS. This Limited Guaranty may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of electronic transmission (including by pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”)) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of a party, the other party shall re-execute the original form of this Limited Guaranty and deliver such form to such requesting party. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense. Minor variations in the form of the signature page, including footers from earlier versions of this Limited Guaranty or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.

13.           ENTIRE AGREEMENT. This Limited Guaranty, together with the Merger Agreement and the Equity Commitment Letter, and each of the other instruments and agreements contemplated hereby and thereby, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. The parties hereto have participated jointly in the negotiation and drafting of this Limited Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Limited Guaranty shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Limited Guaranty.

14.           MISCELLANEOUS.

(a)           The provisions of Section 10.4 (Governing Law and Venue; Waiver of Jury Trial) and 10.12 (Interpretation and Construction) of the Merger Agreement are incorporated herein mutatis mutandis as if fully set forth herein and made a part of this Limited Guaranty.

(b)           Any term or provision of this Limited Guaranty that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitations of the amount payable by the Guarantor hereunder to the Cap, as provided in Section 1 hereof, and to the provisions of Sections 7 and 8 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause their respective Affiliates, not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c)           The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guaranty.

15.           RELATIONSHIPS OF THE PARTIES. Each party acknowledges and agrees that (a) this Limited Guaranty is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between any of the parties hereto and neither this Limited Guaranty nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantor under this Limited Guaranty are solely contractual in nature.

[Remainder of this page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, each of the Guarantor and the Guaranteed Party has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

GUARANTOR:

WCAS XIV, L.P.

By: WCAS XIV Associates LLC
Its: General Partner

By:	/s/ Jennifer Martin
Name:	Jennifer Martin
Title:	Managing Member

[Signature Page to Limited Guaranty]

THE GUARANTEED PARTY:

SELECT MEDICAL HOLDINGS CORPORATION

By:	/s/ John F. Duggan
Name:	John F. Duggan
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Limited Guaranty]